Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145973 on Form F-3 of our reports dated June 21, 2010, relating to the financial statements of Empresas ICA, S.A.B. de C.V. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (1) the adoption of new financial reporting standards in 2009, (2) the effects on the consolidated financial statements of the application of the reforms to the Mexican income tax law with respect to tax consolidation;(3) the fact that Mexican Financial Reporting Standards vary from accounting principles generally accepted in the United States of America, the nature and effect of which are presented in Note 29,(4) that the 2008 consolidated statement of cash flows have been restated and (5) that our audits also comprehended the translation of Mexican peso amounts into U.S. dollar amounts in conformity with the basis stated in Note 2 to such consolidated financial statements), and the effectiveness of Empresas ICA, S.A.B. de C.V. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Empresas ICA, S.A.B. de C.V. and subsidiaries for the year ended December 31, 2009.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

C.P.C. Ramon Arturo García Chávez
Mexico City, Mexico
June 21, 2010